AMENDMENT NO. 3 TO ETF FUND SERVICES AGREEMENT

THIS Amendment NO. 3 TO ETF FUND SERVICES AGREEMENT (this “Amendment”), entered into as of April 11, 2024, by and among Northern Lights Fund Trust II, a Delaware statutory trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain ETF Fund Services Agreement dated October 19, 2021, as amended (the “Agreement”); and

WHEREAS, the Parties desire to amend Section 3(c) of the Agreement to rectify an error and correctly reflect the original intent of Parties with respect to annual fee changes.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.       Amendments.

(a)	As of the Agreement Effective Date, Section 3(c) of the Agreement is deleted in its entirety and replaced with the following new Section 3(c):

(c)	Fee Changes. On each anniversary date of this Agreement, the base and/or minimum fees enumerated in Appendix III attached hereto, may be increased by the change in the Consumer Price Index for the Northeast region (the “CPI”) for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years. UFS Agrees to provide the Board prior written notice of any CPI increase.

2.       Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.
(b)	In the event of any conflict between this Amendment and the Agreement, this Amendment shall control.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

[Signature Page Follows]

NORTHERN LIGHTS FUND TRUST II

By: /s/ Kevin Wolf

Kevin Wolf

President

ULTIMUS FUND SOLUTIONS, LLC

By: /s/ Gary Tenkman

Gary Tenkman

Chief Executive Officer